News Release

Tutor Perini Reports Second Quarter Results

•	Civil and Building segments delivered improved operating margins
•	Income from construction operations of $48.8 million, up 58% compared to $30.9 million in Q2 2015
•	Diluted EPS of $0.43, up 79% compared to $0.24 in Q2 2015
•	Unbilled costs decreased by $47.0 million in Q2 2016 and $93.8 million in the first half of 2016

LOS ANGELES – (BUSINESS WIRE) – August 2, 2016 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today reported results for the three and six months ended June 30, 2016. Revenue for the second quarter and first six months of 2016 was $1.3 billion and $2.4 billion, respectively, consistent with the revenue for the same periods last year. Income from construction operations increased to $48.8 million and $89.0 million, respectively, for the second quarter and first six months of 2016 compared to $30.9 million and $51.0 million for the comparable periods last year. Net income for the second quarter and first six months of 2016 increased to $21.4 million, or $0.43 per diluted share, and $36.8 million, or $0.74 per diluted share, respectively, compared to $11.8 million, or $0.24 per diluted share, and $16.9 million, or $0.34 per diluted share, for the same periods last year. The strong increase in both income from construction operations and net income for the second quarter and first half of 2016 was principally driven by improved operating performance in the Civil and Building segments, increased volume in the Building segment and lower general and administrative expenses. The increase in diluted earnings per share (EPS) for the second quarter and first half of 2016 was partially offset by $0.02 and $0.04 per share, respectively, of non-cash interest expense mostly related to the amortization of the conversion discount and transaction costs associated with the Company’s recent issuance of convertible notes and transaction costs associated with two credit facility amendments during the six months ended June 30, 2016.

Backlog as of June 30, 2016 was $7.3 billion compared to $7.5 billion as of December 31, 2015. New awards and adjustments to contracts in process during the second quarter and first half of 2016 were $0.4 billion and $2.2 billion, respectively, compared to $1.3 billion and $2.3 billion for the same periods last year. The Civil and Building segments were the major contributors to new award activity in the first half of 2016.

The Company continues to make considerable progress in reducing its unbilled costs. Costs and estimated earnings in excess of billings decreased by $47.0 million in the second quarter of 2016 and $93.8 million in the first half of 2016. The Company anticipates achieving further progress on its goals to reduce unbilled costs and improve cash flow throughout the remainder of 2016 and in 2017.

“Our second quarter results reflect improved profitability in our Civil and Building segments, strong revenue growth in our Building segment and reduced corporate overhead expenses,” remarked Ronald Tutor, Chairman and Chief Executive Officer. “We expect even stronger operating performance in the second half of this year as several large, complex civil and building projects progress and contribute more of their respective profits. We have made good progress to date in reducing our unbilled costs and look forward to continuing to collect the substantial cash we are owed during the balance of the year.”

Outlook and Guidance

Based on the current backlog and market outlook, the Company is affirming its guidance for 2016, with revenue expected to be in the range of $5.1 billion to $5.6 billion and diluted EPS in the range of $1.90 to $2.20. As previously indicated in our earnings release for the first quarter of 2016, earnings this year are expected to be more heavily weighted towards the second half of the year, consistent with the cyclicality of the Company’s business.

Second Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Tuesday, August 2, 2016, to discuss the second quarter results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcast live over the Internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. To listen to the webcast, please visit the Company's website at least fifteen minutes prior to the start of the call to register and to download and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on the website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre‑construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to win new contracts and convert backlog into revenue; the Company's ability to successfully and timely complete construction projects; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings and the timing of related collections; the potential delay, suspension, termination or reduction in scope of construction projects; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure the Company’s performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the impact of inclement weather conditions on projects; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on February 29, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com

Tutor Perini Corporation
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2016	2015	2016	2015

Revenue	$1,308,130	$1,312,438	$2,393,499	$2,378,903

Cost of operations	(1,198,360)	(1,213,818)	(2,178,637)	(2,189,524)

Gross profit	109,770	98,620	214,862	189,379

General and administrative expenses	(60,941)	(67,739)	(125,911)	(138,414)

INCOME FROM CONSTRUCTION OPERATIONS	48,829	30,881	88,951	50,965

Other income (expense), net	2,485	379	3,166	(97)
Interest expense	(15,534)	(11,268)	(29,614)	(22,671)

Income before income taxes	35,780	19,992	62,503	28,197

Provision for income taxes	(14,419)	(8,215)	(25,743)	(11,294)

NET INCOME	$21,361	$11,777	$36,760	$16,903

BASIC EARNINGS PER COMMON SHARE	$0.43	$0.24	$0.75	$0.35

DILUTED EARNINGS PER COMMON SHARE	$0.43	$0.24	$0.74	$0.34

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
BASIC	49,131	49,028	49,105	48,890
DILUTED	49,561	49,828	49,423	49,688

Tutor Perini Corporation
Segment Information
Unaudited

	Reportable Segments
			Specialty				Consolidated
(in thousands)	Civil	Building	Contractors	Total	Corporate		Total
Three Months Ended June 30, 2016
Total revenue	$504,930	$546,157	$318,902	$1,369,989	$—		$1,369,989
Elimination of intersegment revenue	(39,223)	(22,636)	—	(61,859)	—		(61,859)
Revenue from external customers	$465,707	$523,521	$318,902	$1,308,130	$—		$1,308,130
Income from construction operations	$45,056	$13,223	$5,413	$63,692	$(14,863)	(a)	$48,829

Three Months Ended June 30, 2015
Total revenue	$573,360	$472,247	$326,798	$1,372,405	$—		$1,372,405
Elimination of intersegment revenue	(39,180)	(20,843)	56	(59,967)	—		(59,967)
Revenue from external customers	$534,180	$451,404	$326,854	$1,312,438	$—		$1,312,438
Income from construction operations	$46,329	$(12,592)	$13,743	$47,480	$(16,599)	(a)	$30,881

	Reportable Segments
			Specialty				Consolidated
(in thousands)	Civil	Building	Contractors	Total	Corporate		Total
Six Months Ended June 30, 2016
Total revenue	$872,431	$1,034,151	$600,675	$2,507,257	$—		$2,507,257
Elimination of intersegment revenue	(70,866)	(42,892)	—	(113,758)	—		(113,758)
Revenue from external customers	$801,565	$991,259	$600,675	$2,393,499	$—		$2,393,499
Income from construction operations	$78,721	$25,673	$14,826	$119,220	$(30,269)	(a)	$88,951

Six Months Ended June 30, 2015
Total revenue	$966,236	$888,309	$619,816	$2,474,361	$—		$2,474,361
Elimination of intersegment revenue	(57,382)	(38,076)	—	(95,458)	—		(95,458)
Revenue from external customers	$908,854	$850,233	$619,816	$2,378,903	$—		$2,378,903
Income from construction operations	$76,923	$(14,870)	$24,267	$86,320	$(35,355)	(a)	$50,965

(a) Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except share and per share amounts)	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$93,622	$75,452
Restricted cash	49,452	45,853
Accounts receivable, including retainage	1,739,343	1,473,615
Costs and estimated earnings in excess of billings	811,406	905,175
Deferred income taxes	19,098	26,306
Other current assets	76,960	108,844
Total current assets	2,789,881	2,635,245

Property and equipment, net	507,395	523,525

Goodwill	585,006	585,006
Intangible assets, net	94,768	96,540
Other	218,535	196,361
Total assets	$4,195,585	$4,036,677

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$120,256	$88,917
Accounts payable, including retainage	968,193	937,464
Billings in excess of costs and estimated earnings	325,290	288,311
Accrued expenses and other current liabilities	171,150	159,016
Total current liabilities	1,584,889	1,473,708

Long-term debt, less current maturities	680,265	728,767
Deferred income taxes	296,728	273,310
Other long-term liabilities	140,870	140,665
Total liabilities	2,702,752	2,616,450

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock– authorized 1,000,000 shares ($1 par value), none issued	—	—
Common stock - authorized 75,000,000 shares ($1 par value), issued and outstanding 49,169,813 and 49,072,710 shares	49,170	49,073
Additional paid-in capital	1,070,191	1,035,516
Retained earnings	414,563	377,803
Accumulated other comprehensive loss	(41,091)	(42,165)
Total stockholders' equity	1,492,833	1,420,227

Total liabilities and stockholders' equity	$4,195,585	$4,036,677

Tutor Perini Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited

	Six Months Ended June 30,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$36,760	$16,903
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	29,956	20,389
Share-based compensation expense	6,959	13,324
Excess income tax benefit from share-based compensation	—	(162)
Change in debt discount and deferred debt issuance costs	3,348	1,045
Deferred income taxes	(371)	(177)
Loss (gain) on sale of property and equipment	204	(313)
Other long-term liabilities	(3,811)	42
Other non-cash items	1,200	(3,259)
Changes in other components of working capital	(69,669)	(79,550)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	4,576	(31,758)

Cash flows from investing activities:
Acquisition of property and equipment excluding financed purchases	(8,681)	(29,544)
Proceeds from sale of property and equipment	1,092	1,122
Change in restricted cash	(3,599)	4,877
NET CASH USED IN INVESTING ACTIVITIES	(11,188)	(23,545)

Cash flows from financing activities:
Proceeds from issuance of Convertible Notes	200,000	—
Proceeds from debt	711,092	473,490
Repayment of debt	(871,654)	(446,239)
Excess income tax benefit from share-based compensation	—	162
Issuance of common stock and effect of cashless exercise	—	(776)
Debt issuance costs	(14,656)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	24,782	26,637

Net increase in cash and cash equivalents	18,170	(28,666)
Cash and cash equivalents at beginning of year	75,452	135,583
Cash and cash equivalents at end of period	$93,622	$106,917

Tutor Perini Corporation
Backlog Information
Unaudited

			Revenue
		New Awards in the	Recognized in the
	Backlog at	Three Months Ended	Three Months Ended	Backlog at
(in millions)	March 31, 2016	June 30, 2016(a)	June 30, 2016	June 30, 2016
Civil	$3,346.1	$93.5	$(465.7)	$2,973.9
Building	2,874.7	150.2	(523.5)	2,501.4
Specialty Contractors	1,938.4	174.7	(318.9)	1,794.2
Total	$8,159.2	$418.4	$(1,308.1)	$7,269.5

			Revenue
		New Awards in the	Recognized in the
	Backlog at	Six Months Ended	Six Months Ended	Backlog at
(in millions)	December 31, 2015	June 30, 2016(a)	June 30, 2016	June 30, 2016
Civil	$2,743.7	$1,031.7	$(801.5)	$2,973.9
Building	2,780.4	712.3	(991.3)	2,501.4
Specialty Contractors	1,941.0	453.9	(600.7)	1,794.2
Total	$7,465.1	$2,197.9	$(2,393.5)	$7,269.5

(a) New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.